Exhibit 99.1

FOR IMMEDIATE RELEASE

Financial Contact:

Janie Brown, Chief Financial Officer

503-359-2653

Merix Corporation Reports Fourth Quarter and Fiscal Year 2004 Results

Merix will conduct a conference call and live webcast on June 30, 2004 at 2:00 p.m. PT. To access the webcast, log on to www.merix.com. An on-line replay will be available beginning 5:00 p.m. PT June 30. A phone replay will be available until midnight on July 7, 2004 by calling (719) 457-0820, access code 664314.

FOREST GROVE, OR, June 30, 2004 - Merix Corporation (NASDAQ:MERX) today reported financial results for the quarter and year ended May 29, 2004. Sales for the quarter increased 97.5% to $44.5 million compared to $22.5 million for the fourth quarter of fiscal 2003. The Company had a net loss this quarter of $1.6 million or $0.08 per share compared to a loss of $20.3 million or $1.39 per share in the same period last year. Excluding the impact of adjustments to a valuation allowance against deferred taxes, the pro-forma loss for the fourth quarter of fiscal 2004 was $1.0 million or $0.05 per share compared to a pro-forma loss in the fourth quarter of fiscal 2003 of $3.7 million or $0.25 per share.

Sales for fiscal year 2004 increased 65.4% to $156.4 million, compared to $94.6 million for fiscal 2003. The Company had net income of $28 thousand for fiscal 2004 or $0.00 per share, compared to a net loss of $30.1 million or $2.07 per share for fiscal 2003. Excluding the impact of a pre-tax charge of $2.1 million for restructuring and related activities and a non-cash charge of $16.6 million for a valuation allowance against deferred tax assets in fiscal 2003, the pro-forma net loss for fiscal 2003 was $0.84 per share.

Pro-forma net loss in fiscal years 2004 and 2003 exclude adjustments to a valuation allowance against deferred tax assets. Pro-forma net loss in fiscal year 2003 also excludes a charge for restructuring and related activities. These charges have been excluded from pro-forma results as they are not considered to be representative of underlying trends in the Company’s performance and their exclusion provides the investor with additional information to more readily compare the Company’s results over multiple periods. See Related Financial Highlights in this earnings release for a reconciliation of GAAP to pro-forma results.

Gross margin improved to 9.0% in the fourth quarter of fiscal 2004 from a negative (6.6%) in the fourth quarter of fiscal 2003. Contributing to the improved gross margin in fiscal 2004 were higher manufacturing capacity utilization, resulting in fixed costs being spread over more units of production, and a higher margin sales mix. However, gross margin decreased in the fourth quarter of fiscal 2004 compared to the third quarter gross margin of 19% due to lower levels of premium revenue as a result of reduced customer demand for expedited volume orders, reduced orders from a major customer, and lower sales and a scrap loss resulting from a manufacturing process error.

Selling, general and administrative expense in the fourth quarter of fiscal 2004 included a $450 thousand charge for legal fees expected to be incurred to defend securities class action claims that the Company will vigorously contest.

There was no income tax expense or benefit recorded for fiscal year 2004. Income tax expense in the fourth quarter of fiscal 2003 was $14.1 million, primarily due to a non-cash charge of $16.6 million required to establish a full valuation allowance against deferred tax assets as required by Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (SFAS 109). Under SFAS 109 the Company is required to restore deferred tax assets in periods of profitability, which results in decreased tax expense. The Company does not expect to record any significant net tax benefit or expense in fiscal 2005.

Cash flow from operations in fiscal 2004 was $73 thousand in the fourth quarter and $1.7 million for the full year. The balance sheet remained strong at the end of the year with cash and investments of $124.5 million and debt to total capitalization of 11%.

Mark Hollinger, Chairman and Chief Executive Officer of Merix, commented, “Improvement in end market demand and the ramp of programs with new customers contributed to annual sales growth of over 65% in fiscal 2004 compared to the prior year. This growth rate created challenges for the organization and the manufacturing team worked very hard to increase production output to meet customer needs. We moved forward on Phase I of our capacity expansion project, which included the start-up of our Wood Village facility and expansion of outer layer capacity at Forest Grove. Production from Wood Village began during the fourth quarter as planned and the start-up went very well. During fiscal 2004 we also established a dedicated group in manufacturing focused on enhancing our quick-turn capabilities and in the fourth quarter of fiscal 2004 we had over a 50% increase in revenue from new designs compared to the fourth quarter of fiscal 2003.”

“As we look forward to the first quarter of fiscal 2005, we believe some customers have excess inventories, which is contributing to a lower level of customer demand, and we currently expect sales in the first quarter to range between $40.0 and $43.0 million. Our net loss is expected to be between $0.18 and $0.11 per share, which includes a pre-tax charge of about $750 thousand related to abandonment of a significant business development opportunity in Asia. Pro-forma net loss is expected to be between $0.12 and $0.07 per share, including a benefit for income taxes using an estimated effective tax rate of 35%,” stated Hollinger.

“We have seen tremendous growth and many challenges during the last year. In fiscal 2005, we intend to dedicate ourselves to attaining profitable results, satisfying the needs of our customers, reducing costs, and continuing improvements in operational performance,” concluded Hollinger.

Merix is a leading manufacturer of technologically advanced, multilayer, rigid printed circuit boards for use in sophisticated electronic equipment. Merix provides high-performance materials, quick-turn prototype, pre-production and volume board production to its customers. Principal markets served by Merix include data communications and wireless telecommunications, high-end computing, and test and measurement end markets in the electronics industry. Additional corporate information is available on the internet at www.merix.com.

Forward-looking statements in this release relating to the Company’s prospects, including statements related to estimates of financial results for the first quarter of fiscal 2005, are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Many factors, including the following, could cause actual results to differ materially from the forward-looking statements: changes in customer order levels, product mix and inventory build-up; lower than expected or delayed sales; our ability to prevent manufacturing process errors; changes in demand for our quick-turn and premium services; pricing and other competitive pressures in the industry from domestic and global competitors; our ability to fully utilize our assets and control costs; our ability to retain or attract employees with sufficient know-how to conduct our manufacturing processes and maintain or increase our production output and quality; and other risks listed from time to time in the Company’s filings with the Securities and Exchange Commission or otherwise disclosed by the Company, including those set forth in the Company’s Annual Report on Form 10-K for the year ended May 31, 2003. Merix Corporation does not intend to update any such factors or to publicly announce developments or events relating to the matters described herein.

MERIX CORPORATION

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except earnings per share data)

	Three Months Ended		Twelve Months Ended
	May 29, 2004	May 31, 2003	May 29, 2004	May 31, 2003
	(unaudited)	(unaudited)	(unaudited)
Net sales	$44,520	$22,543	$156,400	$94,573
Cost of sales	40,521	24,039	136,425	96,972

Gross profit (loss)	3,999	(1,496)	19,975	(2,399)

Engineering	1,684	1,497	6,047	6,152
Selling, general and administrative	3,789	2,590	12,773	11,297
Restructuring and related activities	—	46	—	2,052

Total operating expense	5,473	4,133	18,820	19,501

Operating income (loss)	(1,474)	(5,629)	1,155	(21,900)
Interest and other expense, net	(141)	(556)	(1,127)	(1,598)

Income (loss) before taxes	(1,615)	(6,185)	28	(23,498)

Income tax expense	—	14,100	—	6,585

Net income (loss)	$(1,615)	$(20,285)	$28	$(30,083)

Net income (loss) per diluted share	$(0.08)	$(1.39)	$0.00	$(2.07)

Shares used in per share calculations	19,010	14,617	16,830	14,519

MERIX CORPORATION

CONDENSED BALANCE SHEETS

(in thousands)

	May 29, 2004	May 31, 2003
	(unaudited)
Assets
Cash and short-term investments	$124,530	$43,965
Accounts receivable, net	30,051	13,253
Inventories	9,622	6,227
Other current assets	1,312	799

Total current assets	165,515	64,244

Property, plant and equipment, net	84,021	76,376
Other assets	645	940

Total assets	$250,181	$141,560

Liabilities and Shareholders’ Equity
Accounts payable	$19,255	$7,316
Accrued compensation	3,997	2,878
Accrued warranty	1,061	892
Other accrued liabilities	2,085	1,032

Total current liabilities	26,398	12,118

Long-term debt	25,000	25,000
Other long-term liability	368	—

Total liabilities	51,766	37,118

Shareholders’ equity	198,415	104,442

Total liabilities and shareholders’ equity	$250,181	$141,560

MERIX CORPORATION

RELATED FINANCIAL HIGHLIGHTS

(dollars and shares in thousands, except EPS)

	Q4 03		Q3 04		Q4 04
SUMMARY OPERATING RESULTS
Net Sales	100.0%	$22,543	100.0%	$44,149	100.0%	$44,520
Cost of Sales	106.6%	24,039	81.0%	35,753	91.0%	40,521
Gross Margin	-6.6%	(1,496)	19.0%	8,396	9.0%	3,999
Engineering Expense	6.6%	1,497	3.6%	1,581	3.8%	1,684
Selling, General & Administrative Expense	11.5%	2,590	7.5%	3,304	8.5%	3,789
Restructuring and Related Activities	0.2%	46	0.0%	—	0.0%	—
Total Operating Expense	18.3%	4,133	11.1%	4,885	12.3%	5,473
Operating Income (Loss)	-25.0%	(5,629)	8.0%	3,511	-3.3%	(1,474)
Interest and Other Expense, net	-2.5%	(556)	-0.7%	(328)	-0.3%	(141)
Pretax Income (Loss)	-27.4%	(6,185)	7.2%	3,183	-3.6%	(1,615)
Net Income (Loss)	-90.0%	(20,285)	7.2%	3,183	-3.6%	(1,615)
Effective Tax Rate		-228.0%		0.0%		0.0%
Shares for EPS		14,617		17,121		19,010
Income (Loss) Per Share		$(1.39)		$0.19		$(0.08)

SALES BY END MARKETS (% of Sales)

Communications	82%	$18,378	86%	$38,015	82%	$36,326
High-End Computing & Storage	8%	1,767	5%	2,252	5%	2,530
Test & Measurement	6%	1,267	5%	2,231	6%	2,613
Other	4%	1,131	4%	1,651	7%	3,051

OTHER FINANCIAL DATA

Cash (used in) provided by Operations		$(788)		$2,077		$73
Debt to Total Capital		0.19		0.11		0.11
EBITDA		$(3,354)		$6,001		$1,575
Capital Expenditures		$520		$3,397		$6,300
Depreciation and Amortization (% of sales)	11.3%	$2,552	5.8%	$2,576	7.0%	$3,123

NON-GAAP EARNINGS RECONCILIATIONS
	EPS	Net (Loss)	EPS	Net Income	EPS	Net (Loss)
GAAP Net Income (Loss)	$(1.39)	$(20,285)	$0.19	$3,183	$(0.08)	$(1,615)
Pro-forma Adjustments:
-Restructuring and Related Activities, net of income taxes	$—	28	$—	—	$—	—
-Adjustment to valuation allowance on deferred tax asset	$1.14	16,574	$(0.07)	(1,210)	$0.03	594

Pro-forma Net Income (Loss)	$(0.25)	$(3,683)	$0.12	$1,973	$(0.05)	$(1,021)

GAAP Net Income (Loss)		$(20,285)		$3,183		$(1,615)
Add back items:
Interest Expense		428		412		407
Interest Income		(149)		(170)		(340)
Income Taxes		14,100		—		—
Amortization Expense		73		79		78
Depreciation Expense		2,479		2,497		3,045

EBITDA		$(3,354)		$6,001		$1,575

MERIX CORPORATION

RELATED FINANCIAL HIGHLIGHTS

(dollars and shares in thousands, except EPS)

	FY2003		FY2004
SUMMARY OPERATING RESULTS

Net Sales	100.0%	$94,573	100.0%	$156,400
Cost of Sales	102.5%	96,972	87.2%	136,425
Gross Margin	-2.5%	(2,399)	12.8%	19,975
Engineering Expense	6.5%	6,152	3.9%	6,047
Selling, General & Administrative Expense	12.0%	11,297	8.2%	12,773
Restructuring and Related Activities	2.2%	2,052	0.0%	—
Total Operating Expense	20.6%	19,501	12.0%	18,820
Operating Income (Loss)	-23.2%	(21,900)	0.7%	1,155
Interest and Other Expense, net	-1.7%	(1,598)	-0.7%	(1,127)
Pretax Income (Loss)	-24.8%	(23,498)	0.0%	28
Net Income (Loss)	-31.8%	(30,083)	0.0%	28
Effective Tax Rate		-28.0%		0.0%
Shares for EPS		14,519		16,830
Income (Loss) Per Share		$(2.07)		$0.00

SALES BY END MARKETS (% of Sales)

Communications	76%	$71,637	82%	$128,492
High-end Computing	13%	12,169	7%	11,314
Test & Measurement	7%	7,038	6%	8,721
Other	4%	3,729	5%	7,873

OTHER FINANCIAL DATA

Cash (used in) provided by Operations		$(10,714)		$1,674
EBITDA		$(12,192)		$11,534
Capital Expenditures		$5,194		$13,684
Depreciation and Amortization (% of sales)	11.3%	$10,679	6.8%	$10,598

NON-GAAP EARNINGS RECONCILIATION
	EPS	Net (Loss)	EPS	Net Income
GAAP Net Income (Loss)	$(2.07)	$(30,083)	$—	$28
Pro-forma Adjustments:
-Restructuring and Related Activities, net of income taxes	$0.09	1,254	$—	—
-Adjustment to valuation allowance on deferred tax asset	$1.14	16,574	$—	—

Pro Forma Net Income (Loss)	$(0.84)	$(12,255)	$—	$28

GAAP Net Income (Loss)		$(30,083)		$28
Add back items:
Interest Expense		1,708		1,636
Interest Income		(1,081)		(728)
Income Taxes		6,585		—
Amortization Expense		339		300
Depreciation Expense		10,340		10,298

EBITDA		$(12,192)		$11,534